Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-290134, 333-283756, 333-276003, 333-267972, 333-248759, 333-233760, 333-226884 and 333-260304), Form S-3 (File No. 333-292110, 333-287679, 333-278652, 333-276496, 333-263037, 333-258048, 333-256621, 333-255352 and 333-261509), and Form S-1 (File No. 333-287826, 333-283968, 333-275397, 333-256771, 333-251122, 333-239678, 333-229615, 333-272846, 333-230470, and 333-220368) of Adial Pharmaceuticals, Inc. of our report dated August 10, 2026, with respect to the consolidated financial statements of Azora Therapeutics, Inc. for the years ended December 31, 2025 and 2024 appearing in this Current Report on Form 8-K/A dated August 10, 2026.

/s/ CBIZ CPAs P.C.

Melville, NY

August 10, 2026